                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "AGREEMENT") is effective as of May 30, 2001 by and among MERITAGE CORPORATION, a Maryland corporation ("PARENT"), HANCOCK-MTH BUILDERS, INC., an Arizona corporation ("BUILDER BUYER"), HANCOCK-MTH COMMUNITIES, INC., an Arizona corporation ("SALES BUYER" and collectively with Builder Buyer, the "COMPANY") and GREG HANCOCK, an individual ("EMPLOYEE"). All capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Master Transaction Agreement by and among Parent, the Company and others dated May 7, 2001 ("MASTER AGREEMENT").

                                    RECITALS

         1. Pursuant to the Master Agreement, the Company will acquire all or substantially all of the assets of the Hancock Communities Business.

         2. Parent and the Company desire to obtain the consultation, coordination and management services of Employee, and Employee desires to provide such services to the Company, in accordance with the terms, conditions and provisions of this Agreement.

         3. Parent and the Company require, as a condition to the Closing and payment of the Purchase Price, that Employee provide to the Company the non-competition and confidentiality protections set forth herein.

         In consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations, covenants and mutual agreements contained herein, Parent, the Company and Employee agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee as President of the Company, and Employee agrees to diligently perform the duties associated with such position, including, but not limited to the duties and responsibilities listed on EXHIBIT A attached hereto. Employee will report to a Co-CEO of the Parent (initially John Landon). Employee will devote substantially all of his business time, attention and energies to the business of the Company and will comply with the policies and guidelines established by the Company from time to time applicable to its senior management executives. However, Parent and Company acknowledge that Employee is engaged in homebuilding with an entity called Diamond Crest Homes in Los Angeles County and San Bernardino County, California, and is also an owner and engaged in certain real estate development activities (but not homebuilding) at Sundance in Maricopa County, Arizona, Florence Boulevard in Pinal County, Arizona, and with respect to the TASH, L.L.C. properties in Maricopa County, Arizona (collectively, the "OUTSIDE ACTIVITIES"). Consequently, Employee will, from time to time, devote some of his business time, attention and energies to the Outside Activities. Parent and the Company consent to such Outside Activities as, and in the geographic areas, currently conducted provided they do not interfere in any material respect with Employee's primary duties and responsibilities to the Company.

         2. TERM. Employee will be employed under this Agreement for a term of three (3) years beginning on the date hereof (the "EFFECTIVE DATE") and ending on the third anniversary of the Effective Date, unless Employee's employment is terminated earlier pursuant to Section 7 or extended at the sole discretion of Parent.

         3. SALARY. The Company will pay Employee a base salary equal to $395,000 per year, pro rated as appropriate ("BASE SALARY"), plus additional compensation of $150,000 per year, pro rated, as appropriate, due and payable within thirty days of each calendar year end, as compensation for his assistance in operating the Meritage Phoenix division ("MERITAGE COMPENSATION"). Base Salary will be payable bi-weekly in accordance with the payroll practices of the Company as determined by Parent in effect from time to time. All of Employee's compensation (but not benefits) under this Agreement will be subject to deduction and withholding authorized or required by applicable law.

         4. INCENTIVE COMPENSATION. Employee will be entitled to incentive compensation based on the achievement of certain performance targets specified in EXHIBIT B hereto, pro rated as appropriate (the "Bonus"). The Bonus will be due and payable within thirty days of each calendar year end.

         5. OPTION GRANT. Employee will be granted a four-year option to purchase 15,000 shares of common stock of the Parent at an exercise price that is equal to the market price of the Company's listed common stock as of the date the option is granted, pursuant to the Stock Option Agreement in the form attached as EXHIBIT C hereto, to be effective as of the date hereof, between the Company and Employee. The option will be granted one day following the Closing Date and will be subject to vesting at the rate of one-third (5,000 options) on each of the next three anniversary dates of the Closing Date. Employee's option rights will immediately vest in the event Employee is terminated by the Company or Parent without Cause (as defined herein).

         6. EMPLOYEE BENEFITS. During the term of this Agreement, the Company will provide to Employee such fringe benefits and other employee benefits as are regularly provided by Parent for its senior management (e.g., health and long-term disability insurance, paid vacation, etc.); PROVIDED, HOWEVER, that nothing herein shall preclude the Company or Parent from amending or terminating any employee benefit plans or programs.

         7. TERMINATION.

                  A. If Employee voluntarily terminates his employment with the Company or if the Company discharges Employee for Cause (as defined below), then the Company's obligations to pay the Base Salary and Bonus under this Agreement will terminate immediately, except for the payment of the Base Salary through the Date of Termination; PROVIDED, HOWEVER, that in the event that "Cause" is attributed to Employee's willful disregard of his primary duties to the Company, Employee must first be notified by the


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
         Company in writing and be given 10 days to cure such action or inaction to the reasonable satisfaction of the Company.

                  For purposes of this Agreement, "CAUSE" is defined to mean (i) Employee's wrongful misappropriation of any money or other assets or properties of the Company, or any subsidiary or affiliate of the Company, resulting, or intended to result, directly or indirectly, in substantial personal gain or enrichment to Employee; (ii) the conviction of Employee for any felony; (iii) engagement by Employee in conduct involving fraud, moral turpitude, dishonesty, gross misconduct, embezzlement, theft, or similar matters that are materially detrimental to the Company; or (iv) Employee's willful disregard of his primary duties to the Company.

                  B. If Employee's employment with the Company is terminated by the Company without Cause or as a result of Employee's death or Disability (as defined below), then the Company will be obligated to pay Employee's then current Base Salary and Meritage Compensation pursuant to Section 3 for one year and Bonus pursuant to Section 4 for the year in which termination occurs. For purposes hereof, "Disability" means a disability (as reasonably determined by the Company by its Board of Directors) that results in Employee being unable to fulfill his duties under this Agreement for 90 consecutive days. Nothing contained herein will affect or alter Employee's rights or privileges under legislation such as ERISA, Americans with Disabilities Act or any other existing or future federal or state employment related legislation

                  C. For purposes of this Agreement, "Date of Termination" shall mean (i) if the Agreement is terminated as a result of Employee's death, the date of Employee's death, (ii) if the Agreement is terminated by Employee, the date on which he delivers a notice of termination to the Company, (iii) if this Agreement is terminated by the Company for Disability, the date a notice of termination is given, or (iv) if Employee's employment is terminated by the Company for any other reason, the date on which a notice of termination is given to Employee; or (v) upon Employee's voluntary resignation.

         8. RESTRICTIVE COVENANT. In consideration of Employee's employment and as an inducement for Company and Parent to enter into the Master Agreement, Employee hereby agrees to the following:

                  A. For five years from the date of this Agreement ("FIRST RESTRICTION PERIOD"), Employee will not, directly or indirectly, either as an employee, partner, owner, lender, director, adviser or consultant or in any other capacity or through any entity:

                           (1) except for Outside Activities as, and in the
                  geographic areas, currently conducted, engage in any homebuilding business within 100 miles of any Company or Parent project provided, however, that Employee may own less than 1% of any publicly traded homebuilder.


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
                           (2) recruit, hire or discuss employment with any
                  person who is, or within the six month period preceding the date of such activity was, an employee of the Company or Parent (other than as a result of a general solicitation for employment);

                           (3) solicit any customer or supplier of the Company
                  or Parent for a Competing Business or otherwise attempt to induce any such customer or supplier to discontinue its relationship with the Company or Parent.

                  B. For three years from the date of this Agreement ("SECOND RESTRICTION PERIOD"), Employee will not, directly or indirectly, either as an employee, partner, owner, lender, director, adviser or consultant or in any other capacity or through any entity:

                           (1) except for Outside Activities as, and in the
                  geographic areas, currently conducted, engage in any home sales, land banking, or land development businesses within 100 miles of any Company or Parent project provided, however, that Employee may be a passive investor, owning up to 25%, of any land banking or land development project;

                  C. Employee represents to the Company that he is willing and able to engage in businesses that are not competing businesses hereunder and that enforcement of the restrictions set forth in this
         Section 8 would not be unduly burdensome to Employee. Employee hereby agrees that the period of time provided for in this Section 8 and other provisions and restrictions set forth herein are reasonable and necessary to protect the Company and its successors and assigns in the use and employment of the goodwill of the business conducted by Employee. Employee further agrees that damages cannot compensate the Company in the event of a violation of this Section 8 and that, if such violation should occur, injunctive relief shall be essential for the protection of the Company and its successors and assigns. Accordingly, Employee hereby covenants and agrees that, in the event any of the provisions of this Section 7 shall be violated or breached, the Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by the Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by the Company to take action thereof. The prevailing party in any litigation, arbitration or similar dispute resolution proceeding to enforce this provision will recover any and all reasonable costs and expenses, including attorneys' fees.

                  D. Employee further agrees that the period of time in which this Section 8 is in effect shall be extended for a period equal to the duration of any breach of this Section 8 by Employee.

                  E. Notwithstanding anything to the contrary in this Section 8, if Employee's employment with the Company is terminated by the Company without Cause, the


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
         restrictions of this Section 8 will extend only for the period in which Greg Hancock continues to receive compensation pursuant to Section 7B, and will thereafter terminate.

         9.       CONFIDENTIAL INFORMATION AND NON-DISCLOSURE.

                  A. It is understood that in the course of Employee's employment with Company, Employee will become acquainted with Company Confidential Information (as defined in subsection 9D below). Employee recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to the Company, and is and shall remain the exclusive property of the Company. Accordingly, Employee agrees that he will not, without the express written consent of the Company, during Employee's employment with the Company and thereafter or until such time as Company Confidential Information becomes generally known, or readily ascertainable by proper means, by persons unrelated to the Company, disclose to others, copy, make any use of, or remove from Company's premises any Company Confidential Information, except as Employee's duties may specifically require.

                  B. Employee acknowledges and agrees that a breach by Employee of the provisions of this Section 9 will cause Company irreparable injury and damage that cannot be reasonably or adequately compensated by damages at law. Employee expressly agrees that Company shall be entitled, without posting any bond, to injunctive or other equitable relief to prevent a threatened breach, breach or continued breach of this Section 9 in addition to any other remedies legally available to it.

                  C. Upon termination, whether for Cause or not, Employee shall promptly deliver to the Company the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of the Company, in the possession or control of Employee.

                  D. Employee agrees to pay any and all reasonable costs and expenses, including attorneys' fees, incurred by the Company in enforcing this provision if it is determined that Employee breached this provision.

                  E. "COMPANY CONFIDENTIAL INFORMATION" shall mean confidential, proprietary information or trade secrets of Company including without limitation the following: (1) customer lists and customer information as compiled by Company; (2) Company's internal practices and procedures; (3) Company's financial condition and financial results of operation to the extent not generally available to the public; (4) supply of materials information, including sources and costs; (5) information relating to designs or other subject matter related to Company's business, strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities, whether now existing, or acquired, developed, or made available anytime in the future to Company; (6) all information which Employee has a reasonable basis to consider confidential or which is treated by Company as confidential; and (7) any and all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Employee acknowledges that such information is Company Confidential Information.


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
         10. SEVERABILITY. In the event that a court of competent jurisdiction determines that the First Restriction Period is unenforceable, the First Restriction Period shall mean the period ending at least 3 years from the Effective date. If such alternative Second Restriction Period remains unenforceable, the Second Restriction Period shall mean the period ending at least 2 years after the Effective Date. If that alternative Second Restriction Period remains unenforceable, the Second Restriction Period shall mean the period ending at least 1 year after the Effective Date. In the event that a court of competent jurisdiction determines that the Second Restriction Period is unenforceable, the Second Restriction Period shall mean the period ending at least 2 years from the Effective date. If such alternative First Restriction Period remains unenforceable, the Second Restriction Period shall mean the period ending at least 1 year after the Effective Date. Additionally, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

         11. INJUNCTIVE RELIEF. Employee acknowledges and agrees that the Company would be irreparably harmed by any violation of Employee's obligations under Sections 8 and 9 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.

         12. ASSIGNMENT BY COMPANY. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term "Company" as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect. Furthermore, the term "Company" shall mean all joint ventures (50% or more owned by Company), subsidiaries and parent companies of Company (whether corporate, partnership or other form).

         13. ENTIRE AGREEMENT. This Agreement embodies the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof. This Agreement may be amended only in writing executed by Parent, the Company and Employee.

         14. GOVERNING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the internal laws, and not the law of conflicts, of the State of Arizona.

         15. NOTICE. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:


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
                  if to Parent or Company:   Meritage Corporation
                                             6613 North Scottsdale Road,
                                               Suite 200
                                             Scottsdale, Arizona 85250
                                             Attention: Chief Financial Officer

                  With a copy to:            Snell & Wilmer L.L.P.
                                             One Arizona Center
                                             Phoenix, Arizona 85004-0001
                                             Phone: (602) 382-6252
                                             FAX:  (602) 382-6070
                                             Attn:  Steven D. Pidgeon, Esq.

                  if to Employee:            Greg Hancock
                                             4369 N. 66th Street
                                             Scottsdale, Arizona 85251
                                             FAX: (480) ____________

                  With a copy to:            Titus, Brueckner & Berry, P.C.
                                             7373 N. Scottsdale Road, Suite B252
                                             Scottsdale, Arizona 85253
                                             Phone: (480) 483-9600
                                             FAX:  (480) 483-3215
                                             Attn:  Jon A. Titus, Esq.

         16. ARBITRATION. Any dispute, controversy, or claim, whether contractual or non-contractual, between the parties hereto arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, agreement, or covenant under this Agreement, unless mutually settled by the parties hereto, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). Any arbitration shall be conducted by arbitrators approved by the AAA and mutually acceptable to Company and Employee. All such disputes, controversies, or claims shall be conducted by a single arbitrator, unless the dispute involves more than $50,000 in the aggregate in which case the arbitration shall be conducted by a panel of three arbitrators. If the parties hereto are unable to agree on the arbitrator(s), then the AAA shall select the arbitrator(s). The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) shall award compensatory damages to the prevailing party. The arbitrator(s) shall have no authority to award consequential or punitive or statutory damages, and the parties hereby waive any claim to those damages to the fullest extent allowed by law. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in Phoenix, Arizona. The arbitrator(s) shall award reasonable attorneys' fees and costs to the prevailing party.

         17. WITHHOLDING; RELEASE. Employee acknowledges and agrees that the Company may withhold against payments due Employee any such amounts required under the withholding laws, as well as any other amounts payable by Employee to Company.


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
         The Company's obligation to make any payments hereunder, other than salary payments and expense reimbursements through the date of termination, shall be subject to receipt by the Company from Employee of a mutually agreeable release.

         18. EARN-OUT. Nothing contained in this Agreement will modify the Earn-Out payments payable by Parent and Company to Employee under the terms of the Master Agreement.

         19. SUCCESSORS AND ASSIGNS This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.



                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]



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         IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date first above written.


                                       MERITAGE CORPORATION, a Maryland
                                       corporation


                                       By: ____________________________________
                                       Name:
                                       Title:


                                       HANCOCK-MTH BUILDERS, INC.,
                                       an Arizona corporation



                                       _________________________________________
                                       By:
                                       Its:

                                       HANCOCK-MTH COMMUNITIES, INC.,
                                       an Arizona corporation


                                       _________________________________________
                                       By:
                                       Its:



                                       EMPLOYEE

                                       _________________________________________
                                       Gregory S. Hancock

              [SIGNATURE PAGE TO GREG HANCOCK EMPLOYMENT AGREEMENT]


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
                                    EXHIBIT A

            GREG HANCOCK'S DUTIES AND RESPONSIBILITIES FOR CONTINUED
                      OPERATIONS OF "HANCOCK COMMUNITIES"

         The following include certain obligations and duties of Greg Hancock under this Agreement:

         - Operate the Company in a manner intended to continue its profitability, with due regard to prudent operations and general market conditions.

         - Subject to the general oversight of the CEO designee and Board of Directors of Parent, Greg Hancock shall have daily operating responsibility for product design, marketing, pricing, purchasing, personnel and routine legal and accounting matters.

         - Greg Hancock shall ensure that Buyer supplies Parent with weekly closing and sales traffic reports and monthly operating reports (by the 15th day of the following month).

         - Greg Hancock shall assist Parent in the following matters:

                  -        Annual Audit - Meritage Auditors;

                  -        Tax Returns - Meritage Tax Accountants

                  -        Obtaining Liability Insurance - Meritage Broker

                  -        Legal review

                  -        Review of major legal issues

                  - Assist in financing, land banking and cash management activities performed by Meritage

         - Major business decisions shall require the prior written consent and reasonable approval of Parent, including budgeting and planning, new projects, land acquisition, financing, debt, cash management and expansion into new product or market areas;

         - Parent shall manage liability, insurance, major legal issues, audits, employee benefits and tax return presentation and shall handle certain non-operating operations;


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
                                    EXHIBIT B


                         INCENTIVE COMPENSATION SCHEDULE


                  The Company shall pay Employee an annual performance based cash bonus (the "Bonus") equal to $265,000 contingent upon Employee achieving the following performance targets in that respective year:

         - Target* is $12,494,000 Pre-Tax Net Income (as defined in Master Agreement)

                  -        100% of Target = 100% bonus

                  -        90% - 99% of Target = 66% of bonus

                  -        89% -80% of Target = 33% of bonus

                  -        Lesser than 80% of Target = 0% of bonus



* Amount represents budgeted pre-tax net income from May through December 2001. Amount for 2002 and thereafter will be based on budgeted pre-tax net income for the year.


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
                                    EXHIBIT C

                             STOCK OPTION AGREEMENT

                        QUALIFIED STOCK OPTION AGREEMENT


THIS AGREEMENT, made this ____ day of _________, by and between Meritage Corporation, a corporation (the "Company") and ________________ (the Optionee").


                                   WITNESSETH:

WHEREAS, the Optionee is now employed by the Company in a key capacity and the Company desires to afford him/her the opportunity to acquire, or enlarge, his/her stock ownership in the Company so that he may have a direct proprietary interest in the Company's success;

NOW, THEREFORE, in consideration of the covenants and agreement herein contained, the parties hereto hereby agree as follows:

1. GRANT OF OPTION. Pursuant to the provisions of the Meritage Corporation Stock Option Plan (the "Plan") the Company hereby grants to the Optionee, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option to purchase from the Company for cash all or any part of an
         aggregate of       shares of Common Stock ($.01 par value) of the
         Company at the purchase price of $    per share, such option to be
         exercised as hereinafter provided. Such options shall vest in equal
         increments of 20% of the total grant on        ,     and each of the
         four subsequent         dates thereafter.

2. TERMS AND CONDITIONS. It is understood and agreed that the option evidenced hereby is subject to the following terms and conditions:

         a)       EXPIRATION DATE. The option shall expire on _________________,
                  ________.

3. EXERCISE OF OPTION. This option may be exercised, to the extent exercisable by its terms, in whole or in part at anytime prior to the expiration thereof. Any exercise shall be accompanied by a written notice to the Company specifying the number of shares as to which the option is being exercised.

         a) PAYMENT OF PURCHASE PRICE UPON EXERCISE. At the time of any exercise, the purchase price shall be paid in cash to the Company.

         b)       EXERCISE UPON DEATH OR TERMINATION OF EMPLOYMENT.

                  i) If the Optionee shall cease to be employed by the Company for any reason other than death, the Optionee (except in the case of termination of employment in the manner set forth in subparagraph (ii) of this paragraph) may nevertheless exercise this Option to the extent it is then exercisable within the three month period following the date of such cessation of employment, but not after the termination of such three month period. If the Optionee shall die while in the employ of the Company or within three months following termination of such employment (except in case of termination of employment in the manner set forth in subparagraph (ii) of this paragraph) such Option to the extent it is then exercisable may nevertheless be exercised by the Optionee's personal representative within the three month period following the date of death of the Optionee, but not after the termination of such three month period.

                  ii) If the Optionee ceases to be employed by the Company by reason of his/her own volition (other than death) or by reason of discharge by the Company for cause, this Option shall expire to the extent that it is unexercised at the time of such termination of employment.

         c) NON-TRANSFERABILITY. This option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of Optionee, this option shall be exercisable only by him/her.

         d) ADJUSTMENTS. In the event of any change in the Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidated, split-up, combination or exchange of shares, or of any similar change affecting the Common Stock, then in any such event the number and kind of shares subject to this option and their purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Committee of the Plan may deem equitable to prevent substantial dilution or enlargement of the rights granted to Optionee hereunder. Any adjustment so made shall be final and binding upon Optionee.

         e) NO RIGHTS AS STOCKHOLDER. Optionee shall have no rights as a stockholder with respect to any shares of Common Stock subject to this option prior to the date of issuance to him/her or a certificate or certificates for such shares. No adjustment shall be made for dividends or distributions or other rights with respect to such shares for which the record date is prior to the date upon which he shall become the holder of record thereof.

         f) NO RIGHT TO CONTINUED EMPLOYMENT. This option shall not confer upon Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall it interfere in any way with the right of his/her employer to terminate his/her employment at any time.

         g) COMPLIANCE WITH LAW AND REGULATIONS. This option and the obligation of the Company to sell and deliver shares hereunder, shall be subject to all applicable Federal and State laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

4. INVESTMENT REPRESENTATION. If there is no Registration Statement in effect covering the sale of the shares upon exercise, the Committee appointed pursuant to the Plan may require Optionee to furnish to the Company, prior to the issuance of any shares upon the exercise of all or any part of this option, an agreement (in such form as such Committee may specify) in which Optionee represents that the shares acquired by him/her upon exercise are being acquired for investment and not with a view to the sale or distribution thereof. The Committee may further require that the certificates for the shares acquired by the Optionee under this Option bear a special legend.

5. OPTIONEE BOUND BY PLAN. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

6. NOTICES. Any notice hereunder to the Company shall be addressed to it at its office, 6613 North Scottsdale Road, Suite 200, Scottsdale, Arizona 85250: Attention: Chief Financial Officer, and any notice hereunder to Optionee shall be addressed to him/her, either part may designate some other address at any time hereafter in writing.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its President or a Vice-President and Optionee has executed this Agreement, both as of the day and year first above written.


                                  ______________________________________________
                                              (Authorized Signature)



                                  ______________________________________________
                                                Name of Individual